POWER OF ATTORNEY

With this Power of Attorney, the undersigned, JOHN M. BOSCHELLI, hereby appoints each of Lisa M. King, Edward J. Konar, Christopher L. Moses, Scott Renwick, Richard Roeske, Dennis J. Sandelski, and Frank J. Sodaro, so long as such individual remains an executive officer of Unitrin, Inc., as the undersigned's true and lawful attorney-in-fact, with the power and authority individually to execute and file on the undersigned's behalf all Forms 3, 4, 5, 144 and ID (including any amendments, successor or related forms thereto) that the undersigned may from time to time be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Unitrin, Inc., and to take such other actions which such attorney-in-fact believes necessary or appropriate in connection with the filing of such forms.

This Power of Attorney shall revoke any Power of Attorney relating to the same subject that was previously executed by the undersigned, and shall continue until the undersigned is no longer required to file such forms or until earlier revoked in writing.  The undersigned acknowledges that none of the above-named persons nor Unitrin, Inc. is assuming any of the undersigned's responsibilities or obligations to comply with the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or any rules or regulations promulgated thereunder.

/s/ John M. Boschelli

John M. Boschelli

Printed Name

Dated:  September 2, 2010